                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 MBIA, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid: $125

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

--------------------------------------------------------------------------------
            MBIA INC.                                  DAVID H. ELLIOTT
            113 King Street                            Chairman
            Armonk, NY 10504
            914 273 4545


MBIA
                                  March 30, 1998

Dear Shareholder:

  On May 14, 1998, MBIA Inc. will hold its annual meeting of shareholders and I am pleased to invite you on behalf of the Board of Directors to join us so we can report to you on the activities of the Company during 1997 and discuss the outlook for 1998. The meeting will be held in our headquarters at 113 King Street, Armonk, New York, at 10:00 a.m.

  This year you are being asked to act on the following: (a) the election of directors; and (b) the selection of independent auditors for 1998. These proposals are described in the attached proxy statement which you are encouraged to read fully.

  Whether or not you plan to attend the meeting, it is important that your shares be represented. Regardless of the number of shares you own, please date, complete, sign and return the enclosed proxy promptly.

  We appreciate your continued support.

                                  Sincerely,

                                  /s/ David H. Elliott

                                  David H. Elliott
                                  Chairman

                                   MBIA INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of MBIA Inc.:

  The annual meeting of the shareholders of MBIA Inc. will be held at the Company's headquarters, 113 King Street, Armonk, New York 10504, on Thursday, May 14, 1998 at 10:00 a.m., New York time, for the following purposes:

    PROPOSAL 1: To elect 11 directors of the Company for terms expiring at the 1999 Annual Meeting;

    PROPOSAL 2: To ratify the appointment by the Board of Directors of Coopers & Lybrand L.L.P., certified public accountants, as independent auditors for the Company for the year 1998;

  and to transact such other business as may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on March 26, 1998 will be entitled to vote at the meeting, whether in person or by proxy. Please sign, date, complete, and return the enclosed proxy card as soon as possible in the envelope provided. Shareholders who attend the meeting may revoke their proxies and vote in person, if they wish to do so.

                                          By order of the Board of Directors,

                                          /s/ Louis G. Lenzi

                                          Louis G. Lenzi
                                          Secretary

113 King Street
Armonk, New York 10504
March 30, 1998

                                   MBIA INC.

                                PROXY STATEMENT

  Your proxy in the form enclosed is solicited by the Board of Directors of MBIA Inc. (the "Company"). Your proxy may be revoked by you at any time prior to its use. The shares represented by the proxies received will be voted at the meeting, or any adjournment thereof, in accordance with such specifications as are made therein or, if no such specifications are made, in accordance with the recommendations of the Board of Directors.

  The record date for the determination of shareholders entitled to vote at the meeting is March 26, 1998. On the record date, there were outstanding 97,707,010 shares of the Company's Common Stock ("Common Stock"), constituting all of the outstanding voting securities of the Company. Each share is entitled to one vote. Abstentions and broker non-votes are counted for purposes of determining the number of shares represented at the meeting but are deemed not to have voted on any proposal. Directors are elected by a plurality of the votes cast. The vote required for ratification of the independent auditors is a majority of shares voting.

  The mailing address of the executive offices of the Company is 113 King Street, Armonk, New York 10504. This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and proxy card are being mailed, on or about March 31, 1998, to shareholders of record on the record date.

PROPOSAL 1:

                             ELECTION OF DIRECTORS

  All of the Company's directors are elected at each annual meeting of shareholders. At the 1998 Annual Meeting, the shareholders will elect 11 directors to serve for a term expiring at the 1999 Annual Meeting.

  The names of the nominees being presented for consideration by the shareholders, their ages, the years they have been directors of the Company, their principal occupations over the past five years, their current positions with the Company and certain other directorships held by them are set forth below. The shares represented by all proxies received will be voted for these nominees, except to the extent authority to do so is withheld as provided for in the enclosed proxy card. If any such nominee should be unable or unwilling to serve (an event not now anticipated), all proxies received will be voted for the person, if any, as shall be designated by the Board of Directors to replace such nominee. Mr. Gary C. Dunton, who stepped down from the Board at year-end to join the Company as head of the Investment Management and Financial Services Division, will not stand for re-election. The Board has set a policy that no person who has attained the age of 70 years or older shall be nominated to be a director.

Joseph W. Brown, Jr. Mr. Brown has been Chairman of the Board of Talegen
                     Holdings, Inc. (insurance), since January 1992. Prior to joining Talegen, Mr. Brown had been with Fireman's Fund Insurance Companies for 17 years during which he held positions from actuary to Chief Executive Officer. Mr. Brown is a member of the Boards of Constitution Re Corporation and Talegen, and Vice Chairman of the Boards of the American Institute for Chartered Property & Casualty Underwriters and the Insurance Institute of America. He is a Fellow of the Property Casualty Actuarial Society and a Member of the American Academy of Actuaries and the Society of Chartered Property & Casualty Underwriters. Mr. Brown has served as a director of the Company since 1990 and previously served as a director from December of 1986 through May of 1989. Age 49.

David C. Clapp       Mr. Clapp is currently a limited partner of The Goldman
                     Sachs Group, L.P. From 1990 until late 1994, he was
                     Partner-in-charge of the Municipal Bond Department at
                     Goldman Sachs & Co. (investment bank). Mr. Clapp is a member of the Boards of the Hazelden Foundation and The
                     Kent School. He is past Chairman of the Municipal
                     Securities Rulemaking Board, President of the Board of
                     Trustees of the Museum of the City of New York and Chair of the New York Arthritis Foundation. Mr. Clapp has served as director of the Company since 1994. Age 60.

David H. Elliott     Mr. Elliott is the Chairman and Chief Executive Officer
                     of the Company and Chairman of MBIA Insurance Corporation
                     ("MBIA Corp.") From 1986 to 1991, he served as the President and Chief Operating Officer of the Company and
                     MBIA Corp. He has been a director of the Company since
                     1988. He is a director of MBIA Corp., and was the Chairman of the Municipal Bond Insurance Association (the
                     "Association"), MBIA Corp.'s predecessor, from 1976 to
                     1980 and from 1982 to 1986. Mr. Elliott is a member of the board of Gryphon Holdings, Inc. and Orion Capital
                     Corporation. Age 56.

Claire L. Gaudiani   Dr. Gaudiani has been President of Connecticut College
                     since 1988. Dr. Gaudiani also serves as a director of Southern New England Telephone Company, Public Radio
                     International and the Citizen's Bank--Connecticut. She has been a director of the Company since being elected at the 1992 Annual Meeting. Age 53.

William H. Gray, III Mr. Gray is President and Chief Executive Officer of the
                     United Negro College Fund, Inc. Mr. Gray has served as Special Advisor to the President on Haiti, Majority Whip and Budget Chairman for the U.S. House of Representatives, a faculty member at several colleges, and has been pastor of the 5,000 member Bright Hope Baptist Church in Philadelphia for 25 years. He serves as a director of The Chase Manhattan Corporation, The Prudential Insurance Company of America, Warner-Lambert Company, CBS Corporation, Union Pacific Corporation, Rockwell International Corp. and Electronic Data Systems Incorporated. Mr. Gray has been a director of the Company since 1992. Age 56.

Freda S. Johnson     Ms. Johnson is President of Government Finance
                     Associates, Inc. (municipal finance advisory company), a firm which she has been associated with since late 1990.
                     From early 1990 until December 1990, she was an independent public finance advisor. She served as Executive Vice President and Executive Director of the
                     Public Finance Department of Moody's Investors Service,
                     Inc. from 1979 to 1990. Ms. Johnson is a member of the National Association of State Auditors, Comptrollers and
                     Treasurers' National Advisory Board on State and Local
                     Government Secondary Market Disclosure and a member of the corporate advisory board of Queens College. She is also a past director of the National Association of Independent Public Finance Advisors and was a member of the Municipal Securities Rulemaking Board's MSIL
                     Committee on Dissemination of Disclosure Information. Ms.
                     Johnson has served on the Company's Board of Directors since 1990. Age 50.

Daniel P. Kearney    Mr. Kearney retired as Executive Vice President of Aetna
                     Inc. (insurance company) on February 28, 1998. Prior to joining Aetna in 1991, he served as President and Chief
                     Executive Officer of the Resolution Trust Corporation
                     Oversight Board from 1989 to 1991. From 1988 to 1989, Mr.
                     Kearney was a principal at Aldrich, Eastman & Waltch,
                     Inc., a pension fund advisor. Mr. Kearney was a managing director at Salomon Brothers Inc. (investment bank) in charge of the mortgage finance and real estate finance departments from 1977 to 1988. Mr. Kearney has served on the Company's Board of Directors since being elected at the 1992 Annual Meeting. Age 58.

James A. Lebenthal   Mr. Lebenthal has been Chairman of Lebenthal & Co., Inc.,
                     a broker-dealer of municipal bonds, since 1978. From 1986 to 1988, and from April--June 1995, Mr. Lebenthal was also President of Lebenthal & Co., Inc. He is Vice
                     Chairman of the Rebuild America Coalition. Mr. Lebenthal has been a director of the Company since August of 1988.
                     Age 69.

Pierre-Henri Richard Mr. Richard has been Chairman and Chief Executive Officer of the European banking group DEXIA (banking and municipal finance) since 1996. He has been Chairman and Chief Executive Officer of Credit Local de France since 1993, having acted as Chairman of the executive board of Credit Local de France from 1987 to 1993. From 1983 to 1993, he was Deputy Directeur General of the Caisse des Depots et Consignations, in charge of municipal finance. He serves as a director of the European Investment Bank and Air France. Mr. Richard has been a director of the Company since January of 1990. Age 57.

John A. Rolls        Mr. Rolls has been President and Chief Executive Officer
                     of Thermion Systems International since 1996. From 1992 until 1996, he was President and Chief Executive Officer of Deutsche Bank North America. Prior to joining Deutsche
                     Bank in 1992, he served as Executive Vice President and Chief Financial Officer of United Technologies from 1986 to 1992. He is a director of Bowater, Inc. and Arguss
                     Holdings, Inc. and a trustee of the Center for Technology
                     Commercialization--NASA Northeast Region Technology
                     Transfer Center. Mr. Rolls joined the Company's Board in
                     1995. Age 56.

Richard L. Weill     Mr. Weill is Vice Chairman of the Company and President
                     of MBIA Corp. From 1991 to 1994, he served as Executive
                     Vice President of the Company and MBIA Corp., having served as General Counsel and Secretary to both companies from 1989 to 1991. Mr. Weill was formerly a partner with the law firm of Kutak Rock, with which he was associated from 1969 to 1989. He joined the Company's Board in 1995 and also is a director of MBIA Corp. Age 55.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  During the year ended December 31, 1997, the Board of Directors of the Company (the "Board") met seven times. At year end, there were six Committees of the Board, whose activities are discussed below.

  The Executive Committee, which at year end consisted of Messrs. Brown, Elliott (chairman), Kearney and Lebenthal, met twice during 1997. The Executive Committee is authorized, subject to limitations set forth in the By-Laws of the Company, to exercise powers of the Board during intervals between Board meetings.

  The Finance Committee, which at year end consisted of Messrs. Brown, Clapp, Rolls (chairman) and Weill, met once during 1997. This Committee approves the general investment policies and objectives of the Company and monitors investment activities and portfolio holdings, including review of investment performance and asset allocation.

  The Risk Oversight Committee, which at year end consisted of Messrs. Clapp, Dunton, Ms. Johnson, Messrs. Kearney (chairman) and Lebenthal, met twice during 1997. This Committee monitors the underwriting process in order to assure general compliance with underwriting guidelines and reviews significant changes in general underwriting policy and guidelines which are proposed by management. It also reviews proposals to develop new product lines which are outside the scope of existing businesses. Robert B. Nicholas, who did not stand for reelection at the 1997 Annual Meeting, was a member of the Risk Oversight Committee.

  The Compensation and Organization Committee, which at year end consisted of Messrs. Brown (chairman), Clapp, Ms. Gaudiani and Mr. Kearney, met three times during 1997. This Committee reviews and approves overall policy with respect to compensation matters. The Committee annually reviews the performance of the Chairman, recommends to the Board the compensation to be paid to the Chairman and approves the compensation to be paid to the officers reporting to the Chairman. The Committee also reviews significant organizational changes and executive succession planning.

  The Audit Committee, which at year end consisted of Messrs. Dunton, Gray, Ms. Johnson (chairperson), Messrs. Lebenthal and Rolls, met twice during 1997. Its functions include reviewing the Company's annual financial statements, meeting with the Company's internal auditor concerning the adequacy of internal controls and review of the surveillance of insured issues, and meeting with the Company's independent certified public accountants and with financial and legal personnel of the Company. It is also a function of the Committee to recommend to the Board the appointment of the Company's independent auditors. Mr. Nicholas was a member of the Audit Committee.

  The Committee on Directors, which at year-end consisted of Mr. Elliott, Ms. Gaudiani and Mr. Gray (chairman), met once during 1997. This Committee makes recommendations to the Board on Director nominees and on the size and composition of the Board. It also recommends guidelines and criteria for the selection of nominees.

  The annual fee paid for the services of a director who is not an executive officer of the Company was $26,000 and the fee paid for attendance at Board or Committee meetings was $2,000, with the non-employee chairman of a committee receiving an additional $1,000. Additionally in December of 1997, the Compensation and Organization Committee approved an annual award of stock units equivalent to $10,000 to be made to each non-employee Director as additional compensation. Directors who are also executive officers of the Company receive no additional compensation for their services as Directors. The Company has a Deferred Compensation and Stock Ownership Plan for Non-Employee Directors. Pursuant to this plan, all non-employee Directors are eligible to elect to defer all or a portion of their fees and to receive payment of either their current fees or their deferred fees in cash or in shares of

Common Stock of the Company. As of year-end, eight of the non-employee Directors elected to participate in this plan. All Directors attended at least 75% of the meetings of the Board and of its Committees on which they served, except for Pierre-Henri Richard and John A. Rolls.

COMPENSATION AND ORGANIZATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Company's Compensation and Organization Committee, at year-end, were Joseph W. Brown, Jr. (chairman), David C. Clapp, Claire L. Gaudiani and Daniel P. Kearney. There are no members of the Company's Compensation and Organization Committee who are current or former employees of the Company.

             REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

To: The MBIA Inc. Board of Directors

  As part of its Charter, the MBIA Inc. Compensation and Organization Committee (the "Committee") has, among its duties, the responsibility to recommend to the Board the compensation, including bonus and the awarding of stock options and other long-term incentives, to be paid to the Chairman and Chief Executive Officer, and to review and approve the recommendations of the Chairman and Chief Executive Officer as to the compensation, including bonuses and the awarding of stock options and other long-term incentives, to be paid to the executive officers reporting to the Chairman and Chief Executive Officer. The Committee is composed entirely of independent outside directors who are neither current nor former employees of the Company.

ELEMENTS OF COMPENSATION

  The Company's compensation philosophy is to pay all employees, including executive officers, for actual performance, based on level of responsibility, in a manner which motivates such employees to perform at the highest possible level and assures that the Company attracts and retains highly qualified employees in its competitive marketplace. The Company achieves these objectives by using a combination of both fixed (i.e., salary) and variable (i.e., annual bonus and, when applicable, stock options and other long-term incentives) compensation. In addition, the Committee reviewed the compensation of the Company's executive officers, comparing it to a group of the Company's primary competitors in the financial guaranty industry.

ANNUAL COMPENSATION

  Executive officer salaries are based on job content of each position, the market relative to comparable positions, the individual's relevant experience and the actual performance of each executive. Salary changes are based on changes in responsibilities, the individual's performance and competitive market conditions. For purposes of comparability of salaries and salary changes, the Committee considers the median figures for the Company's primary competitors in the financial guaranty industry (note: only one of MBIA's primary competitors has been publicly traded for any significant period of time and none of MBIA's competitors are included in any of the indices in the stock performance graph). Individual bonuses reflect Company performance and the individual's personal contribution to the achievement of the Company's goals and the contribution of the operating units for which such individual is responsible. Bonus ranges are established for each job position as a function of base salary, e.g., typically the bonus range for the Chairman and Chief Executive Officer is 0%-100% of base salary. The size of the Company bonus pool is approved at year-end by this Committee based on its determination of the Company's absolute and relative performance. The performance factors considered are return on equity, earnings per share, adjusted book value per share, the relative performance of peer group companies and the achievement of the Company's business plan goals. In 1997, each of these performance goals were substantially met or exceeded and individual bonuses were made from a pool that the Committee approved which aggregated 60.3% of all salaries. In addition, the Committee continued its practice of awarding executive officers with restricted shares of the Company's Common Stock in lieu of a portion of their bonus.

  Executive officer salary changes and bonuses are based on the Company's performance in certain areas, including return on equity, earnings per share, adjusted book value per share, performance relative to the Company's peer group, success in reaching the business plan and strategic goals set for each division, expense management and employee development and the individual officer's personal contribution to the achievement of these goals. The weight and effect of any of these factors on the compensation of each executive officer varies depending on the individual responsibility of such officer.

  The Chairman and Chief Executive Officer's salary and bonus are a function of how the Company performed in the following areas: return on equity; earnings per share; adjusted book value per share; relative performance to peer group companies (the "Financial Goals"); and achievement of the Company's business plan goals. For the Chairman and Chief Executive Officer, the Committee gave 50% weight to the Financial Goals and 50% weight to the Company's business plan goals. The Company achieved a 13.5% return on equity versus the 13.7% earned in 1996, while earnings per share were up 13% over the previous year and the book value per share was $34.07, an increase of 19% over 1996. The Company's business plan goals were substantially met, including maintaining capital adequacy, increasing the Company's international presence, beginning cross-marketing of the Company's products and services and increasing the effective use of information technology. Based on this performance, the Committee awarded the Chairman and Chief Executive Officer a bonus of $450,000 in cash, and a restricted stock award equivalent to $600,025, compared to a 1996 bonus of $325,000 in cash, and a restricted stock award equivalent to $325,000 and increased his salary to $600,000, effective January 1, 1998.

LONG-TERM INCENTIVES

  The Company's Long-Term Incentive Plan (the "Plan") is designed to align the interests of higher level employees with those of shareholders. The Plan authorizes both the annual granting of stock options as well as the payment of compensation in the form of cash or stock at the end of a multi-year cycle based on the Company attaining certain performance goals. Awards under the Plan are divided equally, with 50% of the award given in stock options and 50% of the award to be paid in cash or shares of Company stock.

  The payment of the cash/stock award, in both 1996 and 1997, is to be made upon the achievement of a specified level of growth in adjusted book value per share ("ABV") of the Company's stock. The ABV portion of the Plan awarded in 1997 has a base line growth of 12%. Under the 1997 award, a minimum growth of 8% is necessary to receive any award and 18% growth would result in a maximum award of 200% of target level being granted.

  The stock option grants provide the right to purchase shares of common stock at the fair market value (closing price) of the stock on the date of the grant. Each option vests over five years and has a ten-year term. Because the grants are based on an annual formula, prior option grants are not taken into account in determining the number of options granted in any year. In December 1997, based on the above formula, 219,030 options were awarded.

  Target levels for the Plan are a percentage of total salary and bonus based upon an individual's position. The awards under the Plan are typically granted from the Vice-President position up to and including the Chairman and Chief Executive Officer.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  Based on currently prevailing authority, including proposed Treasury regulations issued in December 1995, and in consultation with outside tax and legal experts, the Committee has determined that it is unlikely that the Company would pay any amounts in 1997 that would result in the loss of a federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended.

                                          Respectfully submitted,

                                          MBIA Inc. Compensation and
                                          Organization Committee

                                          Joseph W. Brown, Jr., Chairman
                                          David C. Clapp
                                          Claire L. Gaudiani
                                          Daniel P. Kearney

                                  MBIA, INC.

                        I.  SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                 ANNUAL COMPENSATION          COMPENSATION AWARDS
                           ------------------------------- --------------------------
                                              OTHER ANNUAL  RESTRICTED   SECURITIES    ALL OTHER
       NAME &                                 COMPENSATION STOCK AWARDS  UNDERLYING   COMPENSATION
 PRINCIPAL POSITION   YEAR SALARY($) BONUS($)     ($)         (A)($)    OPTIONS(B)(#)    (C)($)
 ------------------   ---- --------- -------- ------------ ------------ ------------- ------------
David H. Elliott      1997 $575,000  $450,000   $11,636      $600,025      23,500       $308,194
Chairman and CEO      1996  525,000   325,000    13,098       325,000      50,000        230,703
                      1995  525,000   225,000    13,203       225,000      13,260        200,877
Richard L. Weill      1997  360,000   275,000     9,583       366,639      14,270        183,460
Vice Chairman         1996  350,000   245,000     9,376       135,000      24,680        139,156
                      1995  350,000   200,000     9,475       100,000       8,300        127,219
James E. Malling(d)   1997  255,000   275,000    10,538             0           0         79,630
Senior Executive      1996  245,000   165,000    10,032        85,000      12,860         85,585
Vice President        1995  245,000   150,000    10,098        50,000       5,680         78,166
Julliette S. Tehrani  1997  245,000   240,000     5,149       100,004       7,810        104,606
Executive Vice        1996  230,000   160,000     3,340        60,000      15,440         82,689
President, CFO and    1995  210,000   105,000     3,727        35,000       4,720         65,895
Treasurer
Neil G. Budnick       1997  250,000   240,000     2,616       100,004       9,040         92,534
President, Public     1996  197,500   165,000     1,644        60,000      13,880         66,783
and Corporate         1995  178,000   130,000     1,563             0       4,080         49,311
Finance Division

--------
(a) Represents a portion of the annual bonus awarded to Messrs. Elliott, Weill and Malling, Ms. Tehrani and Mr. Budnick; in 1997, the grants were 9,348, 5,712, 0, 1,558 and 1,558 shares of restricted stock, respectively and the shares were valued at the closing price on December 11, 1997, the date of the award. The aggregate number (including grants in years 1995-1997) and value, respectively, of the restricted stock holdings at year-end were as follows: Elliott--(i) 21,562 and (ii) $1,440,611; Weill--(i) 10,956 and
    (ii) $731,998; Malling--(i) 2,964 and (ii) $198,032; Tehrani--(i) 3,644
    and (ii) $243,465; and Budnick--(i) 2,736 and (ii) $182,799. Dividends are paid on the restricted stock at the same rate payable to all common shareholders and thus are not reflected in the amounts reported.
(b) The 1996 and 1995 options have been adjusted to reflect a two-for-one stock split, effected in the form of a 100% stock dividend payable on October 29, 1997 to shareholders of record as of October 1, 1997.
(c) Consists of (i) contributions to the Company's money purchase pension plan and 401(k) plan, and (ii) premiums paid on behalf of such employees under a split-dollar life insurance policy. Such amounts in 1997 were as follows: Elliott--(i) $243,754 and (ii) $64,440; Weill--(i) $150,246 and
    (ii) $33,214; Malling--(i) $79,500 and (ii) $130; Tehrani--(i) $87,751 and
    (ii) $16,855 and Budnick--(i) $88,501 and (ii) $4,033
(d)Mr. Malling retired effective February 15, 1998.

                                   MBIA INC.

                           II. OPTION GRANTS IN 1997

                               INDIVIDUAL GRANTS

                        NUMBER OF    PERCENT OF
                       SECURITIES   TOTAL OPTIONS EXERCISE              FAIR VALUE
                       UNDERLYING    GRANTED TO     PRICE                OF OPTION
                         OPTIONS    EMPLOYEES IN  PER SHARE EXPIRATION   AWARD ON
   NAME               GRANTED(A)(#)     1997       ($/SH)      DATE    GRANT DATE(B)
   ----               ------------- ------------- --------- ---------- -------------
David H. Elliott         23,500          11%      $64.1875     2007      $431,930
Richard L. Weill         14,270           7%      $64.1875     2007       262,283
James E. Malling              0           0%           --       --              0
Julliette S. Tehrani      7,810           4%      $64.1875     2007       143,548
Neil G. Budnick           9,040           4%      $64.1875     2007       166,155

--------
(a) The options were granted at an exercise price equal to the closing price of the stock on the date of the grant, have a ten-year term and vest as follows: year 1-0%; year 2-40%; year 3-60%; year 4-80%; year 5-100%
    (subject to certain acceleration provisions if there occurs a change in control of the Company or upon the death, disability or retirement of the employee).
(b) The fair value is based upon the Black-Scholes option valuation model. Black-Scholes is a mathematical model used to estimate the theoretical price an individual would pay for a traded option. The actual value an executive may realize will depend on the excess of the stock price over the exercise price. There is no assurance the value realized will be at or near the value estimated by Black-Scholes. This model used the grant date of December 11, 1997. The fair value of the options granted on that date is $18.38 per option based on: (1) an exercise price of $64.1875, (2) an option term of 5.72 years, (3) a future dividend yield of 1.22%, (4) a risk-free interest rate of 5.80% and (5) an estimated stock price volatility of 0.207.

                                   MBIA INC.

   III. AGGREGATED OPTION EXERCISES IN 1997 AND 1997 YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                   UNDERLYING OPTIONS AT    IN-THE-MONEY OPTIONS AT
                        SHARES                     DECEMBER 31, 1997(#)     DECEMBER 31, 1997(B)($)
                      ACQUIRED ON     VALUE      ------------------------- -------------------------
        NAME          EXERCISE(#) REALIZED(A)($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
        ----          ----------- -------------- ----------- ------------- ----------- -------------
David H. Elliott        31,984      $1,622,547     264,100      121,456    $11,433,665  $2,674,146
Richard L. Weill        20,000         837,060     167,760       74,890      7,254,110   1,765,488
James E. Malling         9,400         303,150      55,912       35,628      2,035,376   1,055,491
Julliette S. Tehrani     8,341         441,196      84,211       37,842      3,748,169     815,300
Neil G. Budnick          6,440         207,334      18,992       34,568        654,465     679,458

--------
(a) The "Value Realized" is equal to the fair market value on the date of exercise, less the exercise price, times the number of shares acquired.
(b) These values are equal to $ 66.8125, the fair market value of the shares underlying the options on December 31, 1997, less the exercise price, times the number of options.

                                   MBIA INC.

           IV. LONG-TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

                      PERFORMANCE
                        PERIOD
                         UNTIL
   NAME                 PAYOUT    THRESHOLD   TARGET    MAXIMUM
   ----               ----------- --------- ---------- ----------
David H. Elliott      Three years      0    $1,150,000 $2,300,000
Richard L. Weill      Three years      0       698,250  1,396,500
James E. Malling      Three years      0             0          0
Julliette S. Tehrani  Three years      0       382,375    764,750
Neil G. Budnick       Three years      0       442,225    884,450

--------
(a) The awards were made in December of 1997, with the payout, if any, occurring in early 2001. The target award is based on a projected 12% growth in the adjusted book value per share of the Company's stock, subject to the threshold and maximum levels.

                                 TOTAL RETURN
                           MBIA INC. VS. S&P 500 VS.
                                S&P FINANCIALS

                                 [LINE GRAPH]


                               1992    1993    1994    1995    1996    1997
                               ----    ----    ----    ----    ----    ----
S&P 500 INDEX                   100     107     105     141     170     225
S&P FINANCIAL INDEX             100     119     113     182     245     356
MBIA INC. COMMON STOCK          100     100      91     125     171     229

PROPOSAL 2:

                       SELECTION OF INDEPENDENT AUDITORS

  Coopers & Lybrand L.L.P. currently serve as the Company's independent auditors. They have served in that capacity since the Company's founding in 1986, and prior to that served as the independent auditors of the Municipal Bond Insurance Association, starting in 1974. During 1997, Coopers & Lybrand L.L.P. examined the accounts of the Company and its subsidiaries and also provided other services to the Company in connection with Securities and Exchange Commission filings.

  Upon recommendation of the Audit Committee, the Board has appointed Coopers & Lybrand L.L.P. as the independent auditors of the Company for 1998. The shareholders are asked to approve this action of the Board.

  It is anticipated that one or more representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting with an opportunity to make a statement, if desired, and will be available to answer appropriate questions from shareholders present.

                                 OTHER MATTERS

  The Board knows of no other business to be brought before the meeting other than as set forth above. If any other business should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote such proxies in accordance with their best judgment of such matters.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The table below contains certain information with respect to the only beneficial owners known to the Company as of March 26, 1998 of more than 5% of the outstanding shares of Common Stock.

                                            SHARES OF COMMON
          NAME AND ADDRESS                 STOCK BENEFICIALLY PERCENT OF
          OF BENEFICIAL OWNER                    OWNED          CLASS
          -------------------              ------------------ ----------
      FMR Corp(1)                              8,010,805         8.2%
       82 Devonshire Street
       Boston, MA 02109
      Sanford C. Bernstein & Co., Inc.(2)      5,113,746         5.2%
       One State Street Plaza
       New York, NY 10004

--------
(1) Information as to the beneficial ownership of shares of Common Stock isbased on the February 18, 1998 Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission ("SEC"). Such filing indicates that the shareholder has sole voting power with respect to 577,885 of these shares and sole dispositive power with respect to 8,010,805 of these shares.
(2) Information as to the beneficial ownership of shares of Common Stock is based on the February 9, 1998 Schedule 13G filed by Sanford C. Bernstein & Co., Inc. with the SEC. Such filing indicates that Bernstein has sole voting power with respect to 3,053,584 of these shares and sole dispositive power with respect to 5,113,746. Further, Bernstein disclaims beneficial ownership of the shares.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth, as of March 26, 1998, the beneficial ownership of shares of Common Stock of each Director, each Executive Officer named in the Summary Compensation Table above, and all Directors and Executive Officers of the Company, as a group.

                                                        SHARES
                                          SHARES      ACQUIRABLE   TOTAL SHARES
                                       BENEFICIALLY  UPON EXERCISE BENEFICIALLY
   NAME                                   OWNED      OF OPTIONS(2)   OWNED(3)
   ----                                ------------  ------------- ------------
Directors
  Joseph W. Brown, Jr.(4)                  7,370            --         7,370
  David C. Clapp                           1,802            --         1,802
  David H. Elliott                        65,060(1)     272,100      337,160
  Claire L. Gaudiani(4)                    3,594            --         3,594
  William H. Gray, III(4)                  1,851            --         1,851
  Freda S. Johnson(4)                      8,898            --         8,898
  Daniel P. Kearney                        6,272            --         6,272
  James A. Lebenthal(4)                    8,495            --         8,495
  Pierre-Henri Richard                       536            --           536
  John A. Rolls(4)                         4,657            --         4,657
  Richard L. Weill                        28,474(1)     173,760      202,234
Executive Officers
  Gary C. Dunton                           7,523            --         7,523
  Julliette S. Tehrani                    14,626(1)      86,451      101,077
  Neil G. Budnick                          8,061(1)      20,872       28,933
  All of the above and other Executive
   Officers
   as a group                            175,515(1)     557,030      732,545

--------
(1) This number includes shares held by the Executive Officers under the Company's exempt 401(k) Plan and includes restricted shares awarded to certain of the Executive Officers in December 1995, 1996 and 1997.
(2) This column indicates the number of shares that are presently exercisable or will become exercisable on or before May 31, 1998 under the Company's stock option program.
(3) The percentage of shares of Common Stock beneficially owned by all Directors and Executive Officers as a group is 0.75% of the shares of Common Stock outstanding.
(4) This number includes (a) Common Stock equivalent deferral units held under the Company's Deferred Compensation and Stock Ownership Plan for Non-Employee Directors and (b) Common Stock units awarded under the restricted stock compensation plan. (See the discussion of these plans under "The Board of Directors and its Committees").

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Ownership of and transactions in the Company's stock by executive officers and Directors of the Company are required to be reported to the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934. To the Company's knowledge all such required filings were made on a timely basis.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ORGANIZATION OF THE COMPANY

  The Municipal Bond Insurance Association (the "Association") was organized in 1973 as an unincorporated association through which its members wrote municipal bond insurance on a several and not joint basis. Since 1981, the Association's five members, and their respective percentages of liability on Association policies, were as follows: The Aetna Casualty and Surety Company ("Aetna") (33%), Fireman's Fund Insurance Company (30%), CIGNA Property and Casualty Insurance Company (formerly, Aetna Insurance Company) (12%), and The Continental Insurance Company ("Continental") (10%) (together with certain of their affiliates, referred to collectively as the "Founding Shareholders" and individually as a "Founding Shareholder"), and The Travelers Indemnity Company ("Travelers") (15%). The business of the Association was reorganized in December 1986 by the establishment of the Company, the contribution by the Founding Shareholders of their interests in the Association and the reinsurance by the Company of substantially all of the Founding Shareholders' net insurance written. The members of the Association remain liable to municipal bond investors, severally and not jointly, for their respective shares of the Association guarantee represented by the ceded Association insurance policies. However, the Founding Shareholders transferred to MBIA Corp. virtually all of their net unearned premium reserve on these Association policies, and MBIA Corp. agreed to indemnify the Founding Shareholders for their respective shares of any claims under such insurance policies.

SUBSEQUENT REINSURANCE AND INSURANCE TRANSACTIONS WITH FOUNDING SHAREHOLDERS

  On September 30, 1989, the Founding Shareholders agreed to endorse the reinsurance agreements among the Founding Shareholders and MBIA Corp. to specifically exclude a portfolio of eight real estate projects from the terms of the reinsurance agreements. As a result, on September 30, 1989, the portfolio ceased to be an obligation of MBIA Corp., and MBIA Corp. ceded to the Founding Shareholders reinsurance premiums equal to their net unearned premium reserve on the ceded business, totaling approximately $6.5 million determined in accordance with generally accepted accounting principles.

  In 1993, MBIA Corp. assumed the remaining portion of Travelers' risk on the Association policies as well as the $10.8 million of deferred premium revenue associated with those policies.

  Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the Founding Shareholders and Travelers which had their S&P rating downgraded from AAA with respect to their previously issued Association policies. In the event that they do not meet their Association policy payment obligations, MBIA Corp. will pay the required amount to Citibank, N.A., the fiscal agent under related Fiscal Agency Agreements, which in turn will disburse the surety bond payments to the designated Association policy beneficiaries. The aggregate amount payable by MBIA Corp. on these surety bonds is limited to $340 million.

SHAREHOLDERS' AGREEMENT

  Under the Amended and Restated Shareholders' Agreement (the "Shareholders' Agreement") among the Company, the Founding Shareholders and Credit Local de France (the Founding Shareholders and Credit Local de France are referred to herein as the "Shareholders"), until July 1, 1997 each of the Shareholders had the right individually to require one registration under the Securities Act of all or a portion of its shares of Common Stock, to participate collectively with each other Shareholder in one such registration, and to include its shares in a registration under the Securities Act initiated by another Shareholder or by the Company. Aetna and Credit Local de France are the only Shareholders that currently own Common Stock of the Company. All provisions of the Shareholders' Agreement, including voting rights and the right to approve certain corporate actions, have now expired.

  Pursuant to terms of the Shareholders' Agreement which have expired, the Shareholders caused the election of certain directors to the Company's Board of Directors. Individuals with relationships to the Shareholders during the preceding three years who are currently members of the Company's Board of Directors are Daniel P. Kearney and Pierre-Henri Richard.

EMPIRE STATE MUNICIPAL EXEMPT TRUSTS, GUARANTEED SERIES

  MBIA Corp. insures municipal bonds held by certain of the Guaranteed Series of Empire State Municipal Exempt Trusts. One of the co-sponsors of the Guaranteed Series of Empire State Municipal Exempt Trusts is Lebenthal & Co., Inc., the chairman of which is James A. Lebenthal, a director of the Company. The Company believes the terms of the insurance policies and the premiums charged are no less favorable to MBIA Corp. than the terms and premium levels for other similar unit investment trusts.

INSURANCE COVERAGE

  The Company has obtained insurance from an affiliate of Aetna to provide its directors and officers (and their heirs and other legal representatives) specified coverages against certain liabilities. The premium for 1997 coverage paid to Aetna was $90,000. The Company has also obtained employee health insurance from Aetna Health Plans and Aetna/U.S. Healthcare, an affiliate of Aetna. Premiums paid in 1997 by the Company for this coverage totaled $1,885,995. The Company has also obtained life insurance policies from Aetna Life Insurance Company for 25 key employees for which it paid a premium of $310,753 for 1997. The Company believes that the terms of the above mentioned insurance are no less favorable to the Company than the terms of similar insurance available from unaffiliated persons.

                             SHAREHOLDER PROPOSALS

  Shareholder proposals for the 1998 Annual Meeting of Shareholders must be received at the principal executive offices of the Company, 113 King Street, Armonk, New York 10504, no later than November 20, 1998, in order to be considered for inclusion in the Company's Proxy Statement for such Meeting.

                                 MISCELLANEOUS

  The cost of preparing and mailing this notice and statement and the enclosed form of proxy will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone or telegraph by directors, officers and regular employees of the Company, without extra compensation and at the Company's expense. The Company will also request bankers and brokers to solicit proxies from their customers, where appropriate, and will reimburse them for reasonable expenses. In addition, the Company has engaged MacKenzie Partners, New York, New York to assist in soliciting proxies for a fee of approximately $6,000 plus reasonable out-of-pocket expenses.

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE ON REQUEST BY WRITING TO THE CORPORATE MARKETING DEPARTMENT, MBIA INC., 113 KING STREET, ARMONK, NEW YORK 10504.

                                          By order of the Board of Directors,

                                          /s/ Louis G. Lenzi
                                          Louis G. Lenzi
                                          Secretary

                                   MBIA INC.

            ANNUAL MEETING OF SHAREHOLDERS--THURSDAY, MAY 14, 1998
                     THIS PROXY IS SOLICITED ON BEHALF OF
                     THE BOARD OF DIRECTORS OF MBIA, INC.


The undersigned hereby appoints James A. Lebenthal and Freda S. Johnson and each of them, the proxies and agents of the undersigned, each with power of substitution, to vote all shares of Common Stock of MBIA, INC. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at MBIA INC., 113 King Street, Armonk, New York, on Thursday, May 14, 1998, at 10:00 A.M., New York time, and at any adjournment thereof, with all the powers which the undersigned would possess if personally present, hereby revoking any prior proxy to vote at such meeting and hereby ratifying and confirming all that said proxies and agents or their substitutes or any of them may lawfully do by virtue hereof, upon the following matters, as described in the MBIA INC. Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

Election of Directors, Nominees: Joseph W. Brown, Jr., David C. Clapp, David H. Elliot, Claire L. Gaudiani, William H. Gray, III, Freda S. Johnson, Daniel P. Kearney, James A. Lebenthal, Pierre H. Richard, John A. Rolls and Richard L. Weill.

                 (Continued and to be signed on reverse side)
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

--------------------------------------------------------------------------------------------------------------------------
This Proxy, when properly executed, will be voted in the manner directed herein.                Please mark      [X]
If no direction is made, this Proxy will be voted FOR election of Directors and                 your votes as
FOR Item 2.                                                                                     indicated in
                                                                                                this sample.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. ELECTION OF DIRECTORS

        FOR             WITHHOLD
        ALL           AUTHORITY FOR
     NOMINEES         ALL NOMINEES

        [ ]               [ ]

2. APPROVAL OF APPOINTMENT OF COOPERS &
   LYBRAND AS INDEPENDENT AUDITORS.

        FOR    AGAINST  ABSTAIN
        [ ]      [ ]      [ ]


(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)


--------------------------------------------------------------------------------


                                ____
                                   |    ---------------------------------------
                                   |              Signature(s)


                                        Dated:                           , 1998

                                        NOTE: Please sign exactly as name
                                        appears hereon. Joint owners should each
                                        sign. When signing as attorney,
                                        executor, administrator, trustee or
                                        guardian, please give full title as
                                        such.
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE





                                   MBIA INC.


                        ANNUAL MEETING OF SHAREHOLDERS
                            THURSDAY, MAY 14, 1998
                                  10:00 A.M.

                            Corporate Headquarters
                                   MBIA INC.
                                113 King Street
                            Armonk, New York 10504




--------------------------------------------------------------------------------